Exhibit 10.8

NEENAH PAPER

SEVERANCE PAY PLAN

Effective December 1, 2004, as amended February 28, 2007

NEENAH PAPER SEVERANCE PAY PLAN

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3.3 Duration	6
3.4 Severance Agreement and Release	6

ARTICLE IV SEVERANCE BENEFITS	7
4.1 Severance Pay	7
4.2 Funding	9
4.3 Withholding	9

ARTICLE V PLAN ADMINISTRATIVE COMMITTEE	9
5.1 Plan Administrative Committee	9
5.2 Membership	9
5.3 Powers	10
5.4 Organization and Procedures	10
5.5 Rules and Decisions	10
5.6 Authorization of Payments	10
5.7 Books and Records	10
5.8 Claims Procedures	11
5.9 Plan Administrative Committee Discretion	12
5.10 Plan Amendments	12
5.11 Delegation of Duties	13
5.12 Plan Administrator	13

ARTICLE VI LIMITATIONS AND LIABILITIES	13
6.1 No Guarantee of Employment	13
6.2 Nonalienation	13
6.3 Applicable Law	13
6.4 Notice	14
6.5 Service of Process	14
6.6 No Guarantee of Tax Consequences	14
6.7 Limitation of Liability	14
6.8 Indemnification of the Plan Administrative Committee	14

APPENDIX A PARTICIPATING EMPLOYERS	i

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NEENAH PAPER SEVERANCE PAY PLAN

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1           Establishment of the Plan.  Neenah Paper, Inc. (the “Company”) hereby establishes a severance plan for its Eligible Employees, to be known as the Neenah Paper Severance Pay Plan (the “Plan”), as set forth in this document.

1.2           Background.  Effective as of November 30, 2004 (the “Distribution Date”), a spin-off of the Company, then a subsidiary of Kimberly-Clark Corporation (“KC”), was effectuated by the distribution of Company shares to Kimberly-Clark Corporation’s shareholders.  In connection with the spin-off transaction, the Company agreed to establish a severance plan similar to the Kimberly-Clark Corporation Severance Pay Plan (the “KC Plan”) for the benefit of employees who were hired by the Company.

1.3           Type of Plan.  The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and is to be interpreted in a manner consistent with the requirements of that section.

1.4           Purpose of the Plan.  The purpose of the Plan is to provide temporary income replacement to Eligible Employees who are involuntarily terminated by the Company.

1.5           Termination of Plan.  THE PLAN MAY BE AMENDED, DISCONTINUED OR TERMINATED AT ANY TIME, FOR ANY REASON IN THE SOLE DISCRETION OF THE BOARD.

1.6           Effective Date.  The effective date of the Plan is December 1, 2004 and has been amended as of February 28, 2007.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Definitions.  When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1           Affiliate.  The Company and any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.2           Base Salary.  The base salary of an Eligible Employee at his or her stated hourly, weekly, monthly or annual rate on his Termination Date.  Base Salary does not include overtime pay or other remuneration.  The method of determining an Eligible Employee’s Base Salary shall be determined by the Plan Administrative Committee in the event of any question related to Base Salary.

2.3           Board.  The Board of Directors of the Company.

2.4           Cause.  Any of the following:

(A)          Willful failure to perform his duties and responsibilities;

(B)           Embezzlement, fraud, or misappropriation against or with respect to the Company, its subsidiaries and/or their assets;

(C)           Conviction of a felony charge or a plea of guilty or nolo contendre to a felony charge;

(D)          Use of alcohol and/or drugs (whether prescription or nonprescription) which impairs the Participant’s ability to perform his duties and responsibilities;

(E)           Unlawful trading in the securities of any corporation (including the Company) based on information gained as a result of the Participant’s performance of services for the Company;

(F)           Violation of any of the corporate policies, work rules or standards of the Company, including but not limited to the Code of Conduct, sexual harassment policy and insider trading policy, or violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; or

(G)           Willful disclosure to unauthorized persons of confidential information or trade secrets of the Company.

2.5           Change of Control.  Any of the following events:

(A)          Acquisition of Substantial Percentage.  The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change in Control:  (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%)

or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.5(C) hereof;

(B)           Change in Majority of Board Members.  During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)           Reorganization, Merger or Consolidation.  Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

(D)          Liquidation or Dissolution.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6           COBRA.  The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.7           Code.  The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.8           Company.  Neenah Paper, Inc., a Delaware Company.

2.9           Department Director.  An Eligible Employee of the Company who is employed in a position that bears the title of Director of a department of the Company.

2.10         Effective Date.  December 1, 2004, or with respect to a particular Affiliate, such later date as of which the Plan Administrative Committee deems such Affiliate to be a Participating Employer in the Plan.

2.11         Eligible Employee.  Each salaried Employee on the regular U.S. payroll of a Participating Employer.  For purposes of this subsection, “on the regular payroll of a Participating Employer” shall mean paid through the payroll department of such Employer, and shall exclude (i) employees classified or reclassified by an Employer as intermittent or temporary, and (ii) persons classified by an Employer as independent contractors, regardless of how such employees may be classified or reclassified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

2.12         Employee.  A common law employee of a Participating Employer, as reflected on the Employer’s payroll records.

2.13         Employer.  The Company and each Affiliate that the Plan Administrative Committee shall from time to time designate as a Participating Employer for purposes of the Plan.  Appendix A hereto sets forth a list of Participating Employers and may be amended from time to time by the Plan Administrative Committee without Board action or approval.

2.14         ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.15         Group Termination.  The termination of employment of Employees in the event of the following circumstances:

(A)          any separation or reorganization of the Company including, but not limited to, a sale, spin-off or shutdown of a portion of the Company, including but not limited to a sale of assets, sale of a subsidiary or division, spin-off of stock, or a shutdown of a portion of a mill or other location,

(B)           The outsourcing of an Employee to a company other than an Employer, in which such Employee resumes an equivalent position or job as he or she had with the Employer.

2.16         Officer.  An Eligible Employee who holds a position in the Company of Chief Executive Officer, President, Chief Financial Officer, General Counsel, Executive Vice President or Vice President.

2.17         Participant.  An Eligible Employee who is eligible to receive Severance Pay pursuant to Article III.

2.18         Participating Employer.  An Affiliate that has been approved by the Plan Administrative Committee as an Employer participating in the Plan.  Appendix A hereto sets forth a list of Participating Employers and may be amended from time to time by the Plan Administrative Committee without Board action or approval.

2.19         Plan.  Neenah Paper Severance Pay Plan.

2.20         Plan Administrative Committee.  The committee appointed by the Board to administer the Plan as provided in Article V.

2.21         Plan Administrator.  The Company as designated in Section 5.12.

2.22         Plan Year.  The short period beginning on December 1, 2004, and ending on December 31, 2004; and thereafter, each twelve calendar month period beginning on January 1 and ending on the following December 31.

2.23         Severance Pay.  Payment made to a Participant pursuant to Article IV hereof.

2.24         Termination Date.  The date on which an Employee ceases to be a common law employee of a Participating Employer for any reason, including a voluntary quit, layoff, involuntary termination, retirement or death.

2.25         Years of Service.  An Employee shall be credited with a Year of Service for each year commencing with the Employee’s date of hire or adjusted date of hire, as applicable, as maintained by the payroll department of such Participating Employer until the Employee’s Termination Date, rounded to the nearest whole year of service.  As of the Effective Date, all Years of Service recognized by Kimberly-Clark Corporation for service with it, any of its subsidiaries and predecessors shall be counted as Years of Service under this Plan.  For purposes of this Plan, any fractional year equal to or in excess of six (6) months shall be rounded up to a full year.

Construction.  Where appearing in the Plan the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.  The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1           Participation.  An Eligible Employee shall become a Participant in the Plan as follows:

(A)          Grandfathered Employees:  Each Eligible Employee who is employed by a Participating Employer on the Effective Date shall become a Participant in the Plan as of the Effective Date; and

(B)           Hires After Effective Date:  Each Eligible Employee who is hired after the Effective Date of the Plan shall become a Participant in the Plan on the first day he is actively employed or reemployed, as applicable, by a Participating Employer, after his timely execution of a noncompete agreement, in a form acceptable to the Plan Administrative Committee.

3.2           Eligibility for Severance Pay.  Each Participant whose employment is involuntarily terminated by a Participating Employer shall receive Severance Pay; provided, however, that Severance Pay shall not be paid to any Participant who:

(A)          is terminated for Cause;

(B)           is terminated during a period in which such Participant is not actively at work (i.e., has been on leave of absence, disability or workers’ compensation) for more than 25 weeks, except to the extent otherwise required by law;

(C)           voluntarily quits or retires;

(D)          dies;

(E)           is terminated as part of a Group Termination; or

(F)           is offered employment on similar terms and conditions by another Participating Employer.

The Plan Administrative Committee shall have the sole discretion to determine whether a termination is voluntary or involuntary and whether a Participant’s termination is for Cause.

3.3           Duration.  A Participant remains a Participant under the Plan until the earliest of:

(A)          the date the Participant is no longer an Eligible Employee;

(B)           the Participant’s Termination Date; or

(C)           the date the Plan terminates.

3.4           Severance Agreement and Release.  No Participant shall be entitled to receive Severance Pay hereunder unless such Participant executes a Severance Agreement and Release in a form acceptable to the Plan Administrative Committee no later than the end of the period specified in the Severance Agreement and Release and such Participant does not revoke such Severance Agreement and Release in writing within the seven (7) day period following the date on which it is executed.

ARTICLE IV

SEVERANCE BENEFITS

4.1           Severance Pay.  A Participant’s Severance Pay shall be determined as follows:

(A)          Amount of Severance Pay.  The amount of severance payable to Officers, Directors and all other salaried Employees prior to a Change of Control of the Company is specified in the chart below:

Title of Employee	Severance Pay
Officers	1 year of Base Salary

Department Directors	One week’s Base Salary per Year of Service Minimum: 4 weeks Maximum: 26 weeks

All Other Salaried Employees	One week’s Base Salary per Year of Service Minimum: 4 weeks Maximum: 26 weeks

(B)           Change of Control Severance Pay.  In the event an Employee is involuntarily terminated by the Company within the 24-month period immediately following the date of a Change of Control of the Company, then the amount of severance payable to Officers, Directors and all other salaried Employees is specified in the chart below.

Title of Employee	Change in Control Severance Pay
Officers	2 years of Base Salary (unless covered by Executive Severance Plan; if so covered, then zero is payable under this Plan)

Department Directors	1 year of Base Salary

All Other Salaried Employees	One week’s Base Salary per Year of Service
Minimum: 4 weeks
Maximum: 26 weeks

(C)           Notwithstanding the foregoing:

(1)           Rehires and Second Terminations.  A Participant who has received Severance Pay under the Plan and is rehired and subsequently terminated shall receive Severance Pay reduced by the Years of Service previously used in determining such Participant’s Severance Pay under this Plan, or any other severance paid by the Company or its Affiliates.

(2)           Voluntary Early Retirement Program Benefit.  A Participant who retires under a voluntary early retirement program specified under the applicable provisions of the Neenah Paper Pension Plan for one or more specific Employer locations shall receive severance pay in accordance with the terms approved by the Chief Executive Officer of the Company for such program, if any.  Such Participant shall not be eligible to receive Severance Pay under any other provision of this Plan, and nothing herein shall be construed to entitle such Participant to Severance Pay under this Plan.

(3)           Minimum Severance Pay.  The minimum requirement of four (4) weeks Base Salary as Severance Pay, referenced in both subsections (A) and (B) above, shall apply only if the Participant has completed one (1) Year of Service and, therefore, would otherwise be eligible for one (1) week of Base Salary as Severance Pay.

(D)          Form and Timing of Payment of Severance Pay.  Severance Pay shall be paid as a lump sum cash payment made as soon as practicable following a

Participant’s Termination Date, but no more than 90 days thereafter.  Notwithstanding the foregoing, if a Participant is a key employee, as defined in Code Section 416(i) (without regard to paragraph (5) thereof), Severance Pay shall not be paid earlier than the date six (6) months after the Participant’s date of separation from service with all Affiliates.

(E)           Offsets to Severance Pay.

(1)           The Severance Pay determined pursuant to subsection 4.1(A) above will be offset by any amount paid to a Participant (but only to an amount not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state law, in lieu of notice thereunder.

(2)           If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to an Employer or any affiliate, then such Severance Pay may, at the discretion of the Plan Administrative Committee, be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that an election not to offset shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(3)           Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments made by a Participating Employer.

4.2           Funding.  Benefits shall be paid from the general assets of the Company.

4.3           Withholding.  A Participant shall be responsible for payment of any Federal, Social Security, state or local taxes on Severance Pay under the Plan.  The Employer shall deduct from Severance Pay any Federal, Social Security, state or local taxes which are subject to withholding, as determined by the Employer.

ARTICLE V

PLAN ADMINISTRATIVE COMMITTEE

5.1           Plan Administrative Committee.  The Company may designate one or more persons to serve on the Plan Administrative Committee to carry out its fiduciary responsibility and authority under the Plan and its duties as the plan administrator.

5.2           Membership.

(A)          The Plan Administrative Committee shall consist of at least three (3) persons who shall be appointed by and serve at the pleasure of the Board.

(B)           The Board shall have the right to remove any member of the Plan Administrative Committee at any time.  A member may resign at any time by written resignation to the Board.  If a vacancy in the Plan Administrative Committee should occur, a successor may be appointed by the Board.

5.3           Powers.  The Plan Administrative Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, and to perform such other duties as may from time to time be delegated to it by the Board.  The Plan Administrative Committee may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable.  It may engage such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrative Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties both ministerial and discretionary, as it may deem necessary and appropriate.  The compensation of such agents who are not full-time employees of an Employer shall be fixed by the Plan Administrative Committee within limits set by the Board and shall be paid by the Company.

5.4           Organization and Procedures.  The Plan Administrative Committee shall elect one of its members as chairman.  Its members shall serve as such without compensation.  Plan Administrative Committee expenses shall be paid by the Company.  A majority of the Plan Administrative Committee members shall constitute a quorum.  The Plan Administrative  Committee may take any action upon a majority vote at any meeting at which a quorum is present, and may take any action without a meeting upon the unanimous written consent of all members.  All action by the Plan Administrative Committee shall be evidenced by a certificate signed by a member of the Plan Administrative Committee.  The Plan Administrative Committee shall appoint a secretary to the Plan Administrative Committee who need not be a member of the Plan Administrative Committee, and all acts and determinations of the Plan Administrative Committee shall be recorded by the secretary, or under his supervision.  All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.5           Rules and Decisions.  All rules and decisions of the Plan Administrative Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

5.6           Authorization of Payments.  Subject to the provisions hereof, it shall be the duty of the Plan Administrative Committee to furnish the Company with all facts and directions necessary or pertinent to the proper disbursement of Severance Pay.

5.7           Books and Records.  The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Pay.  The Plan Administrative Committee shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan.  Such records shall be made available to the Employers and to each Participant for examination during normal business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and the Plan.  The Plan Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder and shall retain appropriate records thereof.

5.8           Claims Procedures.

(A)          Authorized Representative.  A Participant or beneficiary under the Plan may name an authorized representative to act on his or her behalf under the claims procedures of the Plan, by providing written documentation of such authorization in such form as is acceptable to the Plan Administrative Committee.

(B)           Procedure for Making Initial Claims.  Claims for benefits under the Plan may be made by submitting forms to the Plan Administrative Committee pursuant to procedures established by the Plan Administrative Committee from time to time.

(C)           Review of Claims for Benefits.

(1)           Determination Regarding Initial Claims.  If a claim for Plan benefits is denied, the Plan Administrative Committee shall provide a written notice within 90 days to the claimant that contains (i) specific reasons for the denial, (ii) specific references to Plan provisions on which the Plan Administrative Committee based its denial, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

The notice shall also contain a statement that the claimant may (i) request a review upon written application to the Plan Administrative Committee within 60 days, (ii) submit written comments, documents, records and other information relating to the claim, and (iii) request copies of all documents, records, and other information relevant to the claimant’s claim.  If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required.

If additional time is required to make a decision on the claim, the Plan Administrative Committee shall notify the claimant of the delay within the original 90 day period.  This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected.  This extension period may not exceed 90 days beyond the end of the first 90-day period.

(2)           Appeals.  The claimant may appeal a denied claim by submitting a written request for an appeal review to the Plan Administrative Committee.  The appeal request must, however, be made within 60 days after the claimant’s receipt of notice of the denial of the claim.  Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as determined under applicable regulations).  An appeal shall be given a complete review by the Plan Administrative Committee, taking into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrative Committee shall review an appeal of a denied claim no later than the date of the next Plan Administrative Committee meeting immediately following such request for review, unless the request for review is filed within 30 days preceding the date of such meeting.  In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan Administrative Committee’s receipt of a request for review.  If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the Plan Administrative Committee following the Plan Administrative Committee’s receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Plan Administrative Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.  The Plan Administrative Committee shall notify the claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

5.9           Plan Administrative Committee Discretion.  Any action on matters within the authority and discretion of the Plan Administrative Committee, including but not limited to, the amount of Severance Pay conferred upon a Participant, shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan.  The Plan Administrative Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion.  Notwithstanding anything in this Plan to the contrary, the Plan Administrative Committee shall decide, in its sole discretion, whether Severance Pay shall be payable to any Participant under this Plan.

5.10         Plan Amendments.  The Board may from time to time modify, alter, amend or terminate the Plan.  Any action taken by the Board shall be made by or pursuant to a resolution duly adopted by the Board and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board shall authorize for that purpose.

The Board also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or which is otherwise permitted by applicable law.  Any such amendment will be binding and effective for the Employer.

5.11         Delegation of Duties.  This Plan is sponsored by the Company.  The Plan Administrative Committee reserves the right to delegate any and all nonfiduciary administrative duties to one or more individuals or organizations.  Any reference herein to any other entity or person, other than the Plan Administrative Committee or any of its members, which is performing nonfiduciary administrative services shall also include any other third party administrators.  The responsibilities of any third party administrator may be governed, in part, by a separate administrative services contract.

5.12         Plan Administrator.  The Company shall be the “plan administrator” as described in ERISA, but specific duties have been delegated to the Plan Administrative Committee as specified hereunder.   The Plan Administrative Committee and the Plan Administrator shall be named fiduciaries of the Plan.

ARTICLE VI

LIMITATIONS AND LIABILITIES

6.1           No Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without Cause.  Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other Plan.

6.2           Nonalienation.  Except as otherwise provided herein, no right or interest of any Participant in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

6.3           Applicable Law.  This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Wisconsin.  If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

6.4           Notice.  Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

6.5           Service of Process.  The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

6.6           No Guarantee of Tax Consequences.  The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant’s gross income for Federal, Social Security, or state or local income tax purposes, or that any other Federal, Social Security, or state or local income tax treatment will apply to or be available to any Participant.  It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant’s gross income for Federal, Social Security, and state or local income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is not so excludable.

6.7           Limitation of Liability.  Neither the Employer, the Plan Administrator, nor the Plan Administrative Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law.  It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its or their willful misconduct or gross neglect, neither the Employer, the Plan Administrator nor the Plan Administrative Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, and the Plan Administrative Committee, from any and all liability or obligation except as provided in this paragraph.

6.8           Indemnification of the Plan Administrative Committee.  The Employer shall indemnify the Plan Administrative Committee and each of its members and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.

By:
Name:
Title:
Date:

APPENDIX A
PARTICIPATING EMPLOYERS

Employers	Participating Units	Effective Date of Participation
Neenah Paper, Inc.	All salaried employees*	December 1, 2004
Neenah Paper Sales, Inc.	All salaried employees*	December 1, 2004
Neenah Paper Michigan, Inc.	All salaried employees*	December 1, 2004

*including those on temporary assignment at other employers or in other classifications, but excluding employees on temporary assignment from another Employer or classification.

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